Exhibit 99.2


[GRAPHIC OMITTED]                                                  PRESS RELEASE
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Contacts:
Investors                                          Media
Investor Relations Department                      Denise DesChenes/Kara Findlay
(800) 451-3801                                     Citigate Sard Verbinnen
                                                   (212) 687-8080

                 FOAMEX RECEIVES COURT APPROVAL OF PLAN FUNDING
                      COMMITMENTS AND DISCLOSURE STATEMENT

            Company to Begin Solicitation of Creditor and Shareholder
                      Approvals for Plan of Reorganization

            Plan Confirmation Hearing Scheduled for January 18, 2007


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LINWOOD,  PA,  November  27, 2006 - Foamex  International  Inc.  (FMXIQ.PK)  and
certain of its subsidiaries announced today that the U.S. Bankruptcy Court for the District of Delaware approved the Company's plan funding commitments and the
Disclosure   Statement   describing   the  Company's   Second  Amended  Plan  of
Reorganization (the "Plan"). The Court also authorized the Company to begin soliciting approvals to the Plan from its creditors and shareholders that are entitled to vote on the Plan and scheduled a hearing on January 18, 2007, to consider confirmation of the Plan. The Company expects to emerge from chapter 11 during the first quarter of 2007.

Raymond E. Mabus, Jr., Chairman and Chief Executive Officer of Foamex International, stated, "We are extremely pleased with the Bankruptcy Court's decision to approve the Disclosure Statement. This is a significant milestone in Foamex's chapter 11 process and one which moves us closer to our ultimate goal of emerging from chapter 11 as a stronger company, better positioned to compete in the marketplace. Today's announcement represents the concerted effort of many people, including our employees, and we are pleased to have their support throughout this process."

Foamex is being advised by its legal counsel, Paul, Weiss, Rifkind, Wharton and Garrison LLP, and Miller Buckfire & Co., LLC, its financial advisor.

Other information about the Company's reorganization case is available on the Foamex web site at www.foamex.com/restructuring.

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About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, the outcome of proceedings in its chapter 11 case. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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